Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Kathleen T. Powers
                 262-636-1687
                 k.t.powers@na.modine.com

Modine Reports Favorable Renewal of Revolving Credit Facility

Racine, WI – September 3, 2013 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that it has amended and restated its senior credit facility.  With the amendments, Modine increased the size of the revolver from $145 million to $175 million, extended the maturity date from August 2014 to August 2018 and upsized the expansion option to $75 million, subject to certain conditions.  In addition, the amended agreement lowered Modine’s borrowing costs, and increased flexibility in other terms, conditions and covenants.

"I am pleased with the terms of this agreement as it reflects our lender's recognition of Modine’s strong financial profile and provides plenty of flexibility to support our future growth plans," said Michael Lucareli, Vice President, Finance and Chief Financial Officer.  "We have a world class lending group and thank them for their ongoing support."

About Modine
Modine, with fiscal 2013 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems. The company employs approximately 6,600 people at 30 facilities worldwide in 16 countries.  For more information about Modine, visit www.modine.com.